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                                                                  EXHIBIT 23.2



                               CONSENT OF KPMG LLP

     The Board of Directors
     Area Bancshares Corporation

     We consent to incorporation by reference in the registration statement on Form S-8 of Area Bancshares Corporation, as amended, of our report dated February 22, 2000, relating to the consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Area Bancshares Corporation.


                                                    /s/ KPMG LLP


     Louisville, Kentucky
     July 24, 2000